Consent of Independent Public Accountants


We hereby consent to the incorporation by reference in the previously filed Registration Statements on Form S-8 (File Nos. 333-43763, 333-92901, 33-80389, 33-80391, and 33-80409) of Simon Transportation Services Inc. of our report dated January 12, 2001, except for Note 11, as to which the date is January 22, 2001, relating to the financial statements of Westway Express, Inc., as of December 31, 1999 and 1998 and for the two year period then ended, which appears in the Current Report on Form 8-K/A of Simon Transportation Services Inc. dated February 9, 2001.





/s/ PricewaterhouseCoopers LLP

Denver, Colorado
February 9, 2001